UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  09/15/2005

RENT-A-CENTER, INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-25370

Delaware	45-0491516
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

5700 Tennyson Parkway
Suite 100
Plano, Texas 75024
(Address of Principal Executive Offices, Including Zip Code)

(972) 801-1100
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 15 and 16, 2005, Rent-A-Center, Inc. (the "Company") drew $20.0 million and $12.0 million, respectively (together, the "Drawdown"), under its $250.0 million secured revolving credit facility. Following the Drawdown, approximately $72.0 million was outstanding on this facility and approximately $65.7 million was available for borrowing. The Company intends to use the funds drawn under the Drawdown primarily for general corporate purposes, including tax and interest payments. On September 21, 2005, the Company repaid $8.0 million of the Drawdown.

The revolving credit facility was entered into on July 14, 2004, and is part of the Company's $600.0 million senior credit facilities (the "Senior Credit Facilities"). The revolving credit facility is scheduled to mature in July 2009. Borrowings under the revolving credit facility bear interest at varying rates equal to the Eurodollar rate plus 1.75% (the "Eurodollar Rate"), or the prime rate plus .75% (the "Prime Rate"), at the Company's election. Of the total amount outstanding, $40.0 million bears interest at the Eurodollar Rate, and the remaining $32.0 million bears interest at the Prime Rate. Of the $32.0 million bearing interest at the Prime Rate, $24.0 million will be converted to the Eurodollar Rate effective on September 22, 2005. The Senior Credit Facilities are secured by a security interest in substantially all of the Company's tangible and intangible assets, including intellectual property. The Senior Credit Facilities are also secured by a pledge of the capital stock of the Company's U.S. subsidiaries, and a portion of the capital stock of the Company's international subsidiaries.

Events of default under the Senior Credit Facilities include customary events, such as a cross-acceleration provision in the event that the Company defaults on other debt. In addition, an event of default under the Senior Credit Facilities would occur if there is a change of control of the Company. This is defined to include the case where a third party becomes the beneficial owner of 35% or more of the Company's voting stock or certain changes in the Company's Board of Directors occurs. An event of default would also occur if one or more judgments were entered against the Company of $20.0 million or more and such judgments were not satisfied or bonded pending appeal within 30 days after entry. The Company is also required to comply with several financial covenants, including a maximum consolidated leverage ratio, a minimum consolidated interest coverage ratio and a minimum fixed charge coverage ratio.

The terms of the Senior Credit Facilities are set forth in the Amended and Restated Credit Agreement, dated as of May 28, 2003, as amended and restated as of July 14, 2004, among Rent-A-Center, Inc., the several lenders from time to time parties thereto, Calyon New York Branch, SunTrust Bank and Union Bank of California, N.A., as Documentation Agents, Lehman Commercial Paper Inc., as Syndication Agent, and JPMorgan Chase Bank, as Administrative Agent. The Credit Agreement is currently on file as an exhibit to the Company's reports filed with the Securities and Exchange Commission.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

RENT-A-CENTER, INC.

Date: September 21, 2005.	By:	/s/ Robert D. Davis
Robert D. Davis
Senior Vice President - Finance, Chief Financial Officer and Treasurer